Exhibit 99.1

September 10, 2008

Dear Stockholder:

We are pleased to provide you with your portion of this month’s distribution to stockholders of record as of August 31, 2008.  Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) currently pays an annualized cash distribution of $0.6425 per share representing a 6.425% yield on a $10.00 share price. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

2008 Annual Meeting of Stockholders

In order to hold our annual meeting on October 14, 2008, a majority of our 482 million outstanding shares as of July 17, 2008 must be voted.  If you are a stockholder of record as of July 17, 2008 and have not yet voted your shares, please carefully review the proxy materials that you should have already received in the mail and promptly vote via mail, telephone or internet.  We need your vote!

To assist us in obtaining stockholder votes, we have retained Morrow & Company as our proxy solicitor.  If you have not received or have misplaced your proxy statement or have any questions regarding voting your shares, please contact Morrow & Company for assistance at 800.573.4804.

Morrow & Company will be calling stockholders who have not voted.  To avoid such telephone calls, please vote as timely as possible. If you have already voted your shares, we greatly appreciate your prompt attention to this very important matter.

If you have any questions about your investment, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
President and Chief Executive Officer

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT:

In connection with the 2008 annual meeting of stockholders, Inland Western filed a definitive proxy statement and other materials with the SEC.  Investors and security holders are advised to read the definitive proxy statement because it contains important information. Certain of the company’s officers and directors may be deemed to be participants in the solicitation of proxies. Information regarding such individuals is included in the company’s Annual Report on Form 10-K, as amended by the company’s Annual Report on Form 10K/A previously filed with the SEC, and is included in the definitive proxy statement. Stockholders and investors may obtain additional information regarding the interests of Inland Western and its directors and executive officers, which may be different than those of Inland Western’s stockholders generally, by reading the definitive proxy statement and other relevant documents when filed with the SEC.  Stockholders and investors may obtain a free copy of the definitive proxy statement and other relevant documents when they become available, as well as other materials filed with the SEC concerning Inland Western, at the SEC’s website at http://www.sec.gov.  Copies of these materials and other documents also may be obtained at no charge from: Inland Western Retail Real Estate Trust, Inc., 2901 Butterfield Road, Oak Brook, IL 60523, attention Investor Relations.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com